EX 10.36
TERM LOAN NOTE

Australia and New Zealand Banking Group Limited

U.S.$50,000,000.00         April 30, 2020

FOR VALUE RECEIVED, Xylem Inc. (the “Borrower”) unconditionally promises to pay to AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED (the “Bank”), having an address at 277 Park Avenue, New York, New York, 10172, in the lawful money of the United States of America and in immediately available funds, the principal amount of Fifty Million United States Dollars (U.S.$50,000,000.00) (the “Loan”) at the Bank’s office at 277 Park Avenue, New York, New York, 10172, on April 29, 2021 (the “Maturity Date”), together with accrued interest thereon from the date hereof as more particularly hereinafter set forth.

The Borrower promises to pay interest on the unpaid principal amount of the Loan at a rate per annum equal to the Adjusted LIBO Rate (as defined below) plus 1.50%. After maturity of the Loan (including by reason of acceleration of the Loan following an Event of Default (as defined below)) or non-payment when due of interest on the Loan or any other amount payable hereunder (whether at scheduled maturity, by acceleration or otherwise), the Borrower shall on demand from the Bank pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment in full (after as well as before judgment) at a rate equal to (i) in the case of overdue principal of the Loan, 2.00% plus the rate otherwise applicable to the Loan as provided in this Note, and (ii) in the case of any other amount, 2.00% plus the Bank’s Base Rate (as defined below). Any change in the interest rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate. Interest shall be calculated on the basis of a year of (i)(x) in the case of obligations bearing interest at the Adjusted LIBO Rate, 360 days and (y) in the case of obligations bearing interest at the Base Rate, 365 or 366 days, as applicable, and (ii) the exact number of days elapsed. Interest shall be payable in lawful money of the United States of America at the office of the Bank listed above (i) at the end of each three (3) month period after the date hereof and (ii) on the Maturity Date (each such date, an “Interest Payment Date”). The Borrower authorizes the Bank to debit its account with the Bank’s New York branch with respect to all payments hereon.

The Borrower represents and warrants to the Bank on the date hereof that: (a) the Borrower has full power and authority to execute and deliver this Note and to perform its obligations hereunder; (b) this Note has been duly authorized by the Borrower, and evidences its legal, valid and binding obligation, enforceable against it in accordance with its terms; (c) the Borrower’s execution, delivery and performance of this Note do not and will not contravene (i) its incorporation documents, (ii) any instrument or agreement to which it is a party or by which it or any of its assets is bound where such violation is reasonably likely to result in a Material Adverse Effect or (iii) any provision of any law, rule or regulation or any decree, order, judgment or requirement for approvals applicable to it where such violation is reasonably likely to result in a Material Adverse Effect; (d) the obligations of the Borrower hereunder rank pari passu with all of its other unsubordinated, unsecured indebtedness; (e) the Loan will be used by the Borrower for general corporate and working capital purposes; and (f) there has been no material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries from the financial condition reported in the most recently delivered audited financial statements delivered to the Bank.

Upon the occurrence of any of the following events (each, an “Event of Default”): (i) non-payment when due and payable of (x) any principal amount of the Loan or (y) any other amount in respect of the Liabilities and such default shall continue unremedied for a period of five (5) days; (ii) any representation made in the foregoing paragraph being false or misleading in any material respect when so made; (iii) the failure of the Borrower or any of its Significant Subsidiaries (as defined below) to generally pay its debts as they come due or the admission in writing by the Borrower or any of its Significant Subsidiaries of its inability to pay its debts generally, or the making by the Borrower or any of its Significant Subsidiaries of an assignment for the benefit of creditors, or the institution of any proceeding by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or

EX 10.36
reorganization or relief of debtors, or the appointment of a receiver, trustee, custodian or other similar official for the Borrower or any of its Significant Subsidiaries or for any substantial part of its property and, in the case of institution of any such proceeding against the Borrower or any of its Significant Subsidiaries either such proceeding remaining undismissed or unstayed for a period of sixty (60) days or any of the actions sought in the proceeding occurring, or the Borrower or any of its Significant Subsidiaries taking any corporate or other authorizing action in respect of the foregoing; (iv) failure of the Borrower or any of its Subsidiaries to pay when due any principal, interest, premium, or other amount owing with respect to any of its indebtedness for borrowed money or other obligations (including guarantees thereof in an amount exceeding U.S.$70,000,000.00 (or its equivalent in any other currency)) or any other event occurring or condition existing and continuing after any applicable grace period, the effect of which event occurring or condition existing and continuing is to accelerate or to permit the acceleration of the maturity of such indebtedness; (v) any judgment or order for the payment of money in an amount exceeding U.S.$70,000,000.00 (or its equivalent in any other currency) shall be rendered against the Borrower or any of its Subsidiaries and shall remain unpaid or unsatisfied for a period of sixty (60) days; or (vi) a Change in Control (as defined below) shall occur.

THEN AND IN ANY SUCH EVENT, the Bank in its discretion may, by written notice to the Borrower, declare the principal of and accrued interest on all Liabilities to be, whereupon the same shall become, forthwith due and payable, without presentment, demand, protest or other notice of any kind all of which are hereby expressly waived by the Borrower, provided that upon the occurrence of any event specified in clause (iii) with respect to the Borrower such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

The Borrower shall give the Bank written notice of the occurrence of any Event of Default promptly after the Borrower is aware of the same.

The Loan may be prepaid by the Borrower, together with all accrued and unpaid interest thereon, at any time without premium or penalty; provided that if any principal payment hereunder is made for any reason whatsoever on a date other than an Interest Payment Date, the Borrower (i) shall pay interest accrued thereon through the date of such payment and (ii) shall indemnify the Bank against any actual net loss or expense that the Bank may sustain or incur (including any actual net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain funding of the Loan), as determined by the Bank, on demand. A certificate of the Bank as to any amount required to be paid by the Borrower under this paragraph shall accompany such demand and shall be, except in the case of manifest error or in the absence of good faith, final and conclusive.

        In the event that a determination is made by the Bank in its sole discretion that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s capital as a consequence of its Loan to the Borrower evidenced hereby to a level below that which the Bank could have achieved but for such adoption, change, or compliance, the Borrower promises to pay on demand to the Bank such additional amount or amounts as will compensate the Bank for such reduction. It is agreed that all requests, rules, guidelines or directives (x) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States or Australian financial regulatory authorities in connection with Basel III, in the case of each of clauses (x) and (y), regardless of the date enacted, adopted, issued, promulgated or implemented shall be deemed to be changes in law, rule or regulation included in the scope of this paragraph. A certificate of the Bank as to any amount required to be paid by the Borrower under this paragraph shall accompany such demand and shall be, except in the case of manifest error or in the absence of good faith, final and conclusive.

EX 10.36
Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for the Bank to make or maintain the Loan as a LIBO Loan, then, by written notice to the Borrower, the Bank may declare that the Loan is deemed to be a Base Rate Loan, in which event the Loan shall be automatically converted to a Base Rate Loan as of the effective date of such notice.

In the event the Bank determines that the rates at which U.S. dollar deposits are being offered for an interest period will not adequately and fairly reflect the cost to such the Bank of making or maintaining the Loan as a LIBO Loan, the Bank shall notify the Borrower of such determination and until the Bank shall have advised the Borrower that the circumstances giving rise to such notice no longer exist, the Loan shall be deemed to be a Base Rate Loan. Each determination by the Bank hereunder shall be made in good faith and shall be conclusive absent manifest error.

Notwithstanding any other provision herein, if the Bank determines (which determination shall be conclusive absent manifest error) that:

(i)  adequate and reasonable means do not exist for ascertaining the LIBO Rate for any interest period, including, without limitation, because the Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)  the administrator of the Screen Rate or a governmental authority having jurisdiction over the Bank has made a public statement identifying a specific date after which the LIBO Rate or the Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, reasonably promptly after such determination by the Bank, the Bank and the Borrower shall negotiate in good faith for a period of 30 days to amend this Note to replace the LIBO Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below). Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Bank, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Bank.

If the Bank and the Borrower have not agreed on a LIBOR Successor Rate by the end of such 30-day period and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Loan shall be automatically converted to a Base Rate Loan.

All payments by the Borrower hereunder shall be made without any claim, right of setoff, defense, or counterclaim and shall be free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all interest, penalties or additions thereto (collectively, “Taxes”), except as required by any law. Each Recipient (as defined below) shall furnish to the Borrower on the date hereof or on the date it acquires an interest in the Loan, as applicable (and from time to time thereafter either at the request of the Borrower or if any tax documentation it previously delivered expires or becomes obsolete or inaccurate in any respect), any applicable withholding form (and any associated documentation) it is legally entitled to deliver which is prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax, together with such supplementary documentation necessary to enable the Borrower to determine the amount of Tax (if any) required by law to be withheld. If the Borrower shall be required by law to deduct any Indemnified Taxes (as defined below) from or in respect of any sum payable hereunder to the Bank, (i) such sum shall be increased as may be necessary so that after making all required deductions (including any deductions applicable to additional sums payable under this paragraph) the Bank shall receive an amount equal to the sum it would have received had no such deduction been made, (ii) the Borrower shall make such deduction and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority as

EX 10.36
required by law. If, for the purpose of obtaining judgment in any court with respect to sums due hereunder, it becomes necessary to convert any such sum from United States Dollars into another currency the conversion shall be made at the rate of exchange prevailing on the Business Day on which the judgment is given and shall be made at the rate at which the Bank is able on the relevant date to purchase United States Dollars with such other currency at the place such judgment is given. If there is a change in the rate of exchange prevailing between the Business Day on which a judgment is given and the date of payment of the amount due, the Borrower shall pay such additional amounts as may be necessary to ensure that the amount paid on such date is the amount in such other currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due hereunder in United States Dollars. Any amount due from the Borrower pursuant to this paragraph will be due as a separate debt and shall not be affected by judgments obtained for other sums due from the Borrower.

        No delay on the part of the Bank in exercising any of its options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof. The options, powers and rights of the Bank specified herein are in addition to those otherwise created.

        The Borrower represents and warrants that (a) the Borrower is in compliance with applicable AML/CTF Laws (as such term is hereinafter defined) and applicable Sanctions (as such term is hereinafter defined) in all material respects and are not engaged in any activity that would result in the Borrower being designated as a Sanctioned Person (as such term is hereinafter defined); (b) the Loan will not violate any AML/CTF Laws or applicable Sanctions except where such violation could not reasonably be expected to have a Material Adverse Effect; and (c) except as permitted by Sanctions, the proceeds of the Loan will not be used to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country. The Bank shall not be obligated to make the Loan if the Borrower is or becomes a Sanctioned Person, or if the use of the proceeds thereof would violate any of the representations or warranties in this paragraph or elsewhere in this Note. The Borrower acknowledges that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Bank is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Act. The Borrower agrees to provide this information to the Bank so the Bank can comply with the Act.

As used herein:

“Adjusted LIBO Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for an interest period of three (3) months multiplied by (b) the Statutory Reserve Rate.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified.

“AML/CTF Laws” means any anti-money laundering, counter-terrorism financing or economic or trade sanctions laws or regulations applicable to the Borrower or its Subsidiaries, including the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) and all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its Subsidiaries concerning or relating to bribery or corruption and/or counter-terrorism financing laws or regulations.

“Base Rate” means a fluctuating interest rate per annum equal to the higher of the (i) Bank’s Prime Lending Rate and (ii) 0.50% above the Bank’s Overnight Federal Funds Rate; provided that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Note.

“Base Rate Loan” means a loan bearing interest at a rate determined by reference to the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

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“Board of Directors” shall mean the Board of Directors of the Borrower or any duly authorized committee thereof.

“Business Day” means any day (other than (i) a day which is a Saturday, Sunday or legal holiday in the State of New York or (ii) a day on which banks are not open for dealings in deposits in United States Dollars in the London interbank market ) on which banks are open for business in New York City.

A “Change in Control” shall be deemed to have occurred if (a) any Person or group of Persons shall have acquired beneficial ownership of more than thirty percent (30%) of the outstanding Voting Shares of the Borrower (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended and the applicable rules and regulations thereunder) or (b) during any period of twelve (12) consecutive months, commencing after the date hereof, individuals who on the first day of such period were directors of the Borrower (together with any replacement or additional directors who were nominated, elected or approved prior to their election by a majority of directors then in office) cease to constitute a majority of the Board of Directors of the Borrower.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time, and the Treasury regulations promulgated thereunder.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to the Bank (including any assignee of or successor to the Bank and any participant thereof) (each, a “Recipient”) or required to be withheld or deducted from a payment to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income (however denominated) (I) by the United States of America, or by the jurisdiction under the laws of which the Recipient is organized or in which its principal office is located or in which its applicable lending office is located or (II) that are imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced the Note or any related document, or sold or assigned an interest in any Loan, the Note or any related document), (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction, (c) any Tax attributable to a failure by a Recipient to furnish applicable withholding forms and any associated documentation in accordance with the terms hereof (including as a result of any inaccurate or incomplete documentation), (d) any U.S. federal withholding Taxes with respect to an applicable interest in the Loan resulting from any law in effect on the date the applicable Recipient acquires such interest in the Loan or designates a new lending office, except to the extent that such Recipient (in the case of the designation of a new lending office) or its assignor, if any was entitled, at the time of acquisition of such interest in the Loan or the designation of a new lending office, to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to the terms hereof, and (e) any Taxes imposed with respect to the requirements of FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Note (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations and any official governmental interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between the United States of America and any other relevant jurisdiction entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under this Note.

EX 10.36
“Interpolated Screen Rate” means a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such three (3) month interest period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such three (3) month interest period, in each case at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such three (3) month interest period.

“Liabilities” means the Loan, interest thereon and all other obligations of the Borrower under this Note.

“LIBO Loan” means a loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“LIBO Rate” means the applicable Screen Rate at approximately 11:00 a.m., London time on the Quotation Day for an interest period of three (3) months, as the rate for deposits of United States Dollars with a maturity comparable to such three (3) month interest period. If no Screen Rate shall be available for such three (3) month interest period but Screen Rates shall be available for maturities both longer and shorter than such three (3) month interest period, then the LIBO Rate for such three (3) month interest period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the LIBO Rate, determined as provided above, would otherwise be less than zero, then the LIBO Rate shall be deemed to be zero for all purposes.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, the interest period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Bank in consultation with the Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Bank in a manner substantially consistent with market practice (or, if the Bank determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Bank determines is reasonably necessary in connection with the administration of this Note in consultation with the Borrower). Any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Note.

“Material Adverse Effect” shall mean an event or condition that has resulted in a material adverse effect on (a) the business or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under this Note or (c) the enforceability of the Bank’s rights under this Note.

“Note” means this Term Loan Note, as amended, restated, supplemented or otherwise modified from time to time.

“Overnight Federal Funds Rate” means the rate per annum at which the New York branch of the Bank, as a branch of a foreign bank, in its sole discretion, can acquire federal funds in the interbank overnight federal funds market including through brokers of recognized standing.

“Person” shall mean any natural person, corporation, limited liability company, business trust, joint venture, association, company, partnership, governmental authority or other entity.

“Prime Lending Rate” means the rate established by the Bank from time to time as its prime lending rate for unsecured commercial loans within the United States (but is not intended to be the lowest rate of interest charged by the Bank in connection with extensions of credit to debtors).

“Quotation Day” means two (2) Business Days prior to the first day of a three (3) month interest period unless market practice differs in the London interbank market for United States Dollars, in which case the Quotation Day for such currency shall be determined by the Bank in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day shall be the last of those days).

EX 10.36

“Sanctioned Country” means at any time, a country or region which is the subject of comprehensive country-wide or region-wide Sanctions.

“Sanctioned Person” means, at any time, (1) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or Australia.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or Australia.

“Screen Rate” means the ICE Benchmark Administration Settlement Rate for such three (3) month interest period as set forth on the applicable Bloomberg screen (and if such service ceases to be available, another service displaying the appropriate rate designated by the Bank).

“Significant Subsidiary” shall mean, at any time, each Subsidiary accounting for more than five percent (5%) of the consolidated revenues of the Borrower for the most recent period of four consecutive fiscal quarters of the Borrower for which historical financial statements of the Borrower have been delivered to the Bank or more than five percent (5%) of the consolidated total assets of the Borrower at the end of such period; provided that if at the end of or for any such period of four consecutive fiscal quarters all Subsidiaries that are not Significant Subsidiaries shall account for more than ten percent (10)% of the consolidated revenues of the Borrower or more than ten percent (10%) of the consolidated total assets of the Borrower, the Borrower shall designate sufficient Subsidiaries as “Significant Subsidiaries” to eliminate such excess (or if the Borrower shall have failed to designate such Subsidiaries within ten (10) Business Days, Subsidiaries shall automatically be deemed designated as Significant Subsidiaries in descending order based on the amounts of their contributions to consolidated revenues or consolidated total assets, as the case may be, until such excess shall have been eliminated), and the Subsidiaries so designated or deemed designated shall for all purposes of this Note constitute Significant Subsidiaries.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board to which the Bank is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. The Loan shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Bank under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” shall mean a subsidiary of the Borrower.

“Voting Shares” shall mean, as to a particular corporation or other Person, outstanding shares of stock or other equity interests of any class of such Person entitled to vote in the election of directors, or otherwise to participate in the direction of the management and policies, of such Person, excluding shares or equity interests entitled so to vote or participate only upon the happening of some contingency.

        Nothing in this Note obliges the Bank to do or omit to do anything if it would, or might in the Bank’s reasonable opinion, constitute a breach of any AML/CTF Laws applicable to the Bank. The Borrower will provide to the Bank all information and documents that are within its possession, custody or control reasonably required by the Bank in order for the Bank to comply with any AML/CTF Laws. The Borrower agrees that the Bank may disclose any information concerning it to any law enforcement entity, regulatory agency or court where

EX 10.36
required by any laws or regulations. The Borrower will exercise its rights and perform its obligations in connection with this Note and the Loan in accordance with all applicable AML/CTF Laws.

        Except as expressly provided to the contrary herein, any communication, notice or demand to be given hereunder shall be duly given if delivered or mailed by certified or registered mail or sent by telex or fax as follows:

If to the Borrower, at: Xylem, Inc.
          1 International Drive.
          Rye Brook, NY 10573
Email: mark.rajkowski@xyleminc.com
Fax: (914) 323-5952
Attention: E. Mark Rajkowski, Chief Financial Officer

If to the Bank, at: Australia and New Zealand Banking Group Limited
        277 Park Avenue
        New York, NY 10172
Email: LoanAdminNYC1177AA2@ANZ.com
Fax: (212) 536-9625
Attention: Lending Operations

The Borrower agrees that the Bank may act upon telex, facsimile, email or .pdf instructions which are received by the Bank from persons purporting to be, or which instructions appear to be authorized by the Borrower. The Borrower further agrees to indemnify and hold the Bank harmless from any claims by virtue of the Bank’s acting upon such upon telex, facsimile, email or .pdf instructions as such instructions were understood by the Bank except for claims relating solely from the Bank’s gross negligence, fraud, material breach of this Note or willful misconduct. The Bank shall not be liable for any errors in transmission or the illegibility of any documents sent by telex, facsimile, email or as a .pdf. In the event the Borrower sends the Bank a manually signed confirmation of instructions previously sent by telex, facsimile, email or as a .pdf, the Bank shall have no duty to compare it against the previous instructions received by the Bank nor shall the Bank have any responsibility should the contents of the written confirmation differ from the telex, facsimile, email or .pdf instructions acted upon by the Bank.

The Borrower agrees to indemnify and hold harmless the Bank and its Affiliates, directors, officers, employees, attorneys and agents (each, an “Indemnified Person”) from and against any loss, cost, liability, damage or expense (including the reasonable and documented fees and disbursements of counsel of such Indemnified Person, including all local counsel hired by any such counsel) incurred by such Indemnified Person in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of, any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon (i) any untrue statement or alleged untrue statement of any material fact by the Borrower in any document or schedule executed or filed with any governmental authority by or on behalf of the Borrower; (ii) any omission or alleged omission to state any material fact required to be stated in such document or schedule, or necessary to make the statements made therein, in light of the circumstances under which made, not misleading; or (iii) any acts, practices or omissions or alleged acts, practices or omissions of the Borrower or its agents relating to the use of the proceeds of the Loan, or in violation of any federal securities law, AML/CTF Laws, Sanctions or of any other statute, regulation or other law of any jurisdiction applicable thereto. The indemnity set forth herein shall survive any payment of all Liabilities or termination of this Note.

No provision of this Note shall require the payment or permit the collection of interest in excess of the maximum rate permitted by applicable New York law.

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The Borrower agrees to pay on demand all reasonable and documented costs and expenses incurred by the Bank in connection with the preparation, execution and delivery of this Note and any other documents appurtenant thereto, including without limitation, the reasonable and documented costs and expenses of the Bank’s counsel. The Borrower agrees to pay on demand all documented costs and expenses, if any, incurred by the Bank and the reasonable and documented costs and expenses of counsel for the Bank in connection with the enforcement of this Note.

This Note may not be amended without the prior written consent of the Borrower and the Bank.

The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. The Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). The Bank may at any time assign to one or more Persons all or a portion of its rights and obligations under this Note (including all or a portion of the Loan at the time owing to it) with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided that the Borrower’s prior written consent shall not be required in the case of an assignment to an Affiliate of the Bank (as defined above) or if an Event of Default has occurred and is continuing at the time of such assignment; provided, further, that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Bank within ten Business Days after having received notice thereof.

The Bank, acting solely for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of each Recipient and principal amounts (and stated interest) of the Loan owing to, each Recipient pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and each Recipient shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Recipient hereunder for all purposes of this Note. The Register shall be available for inspection by Borrower and any Recipient, at any reasonable time and from time to time upon reasonable prior notice. Each Recipient that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Note (the “Participant Register”); provided that no Recipient shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any obligations under the Note or any related document) to any Person except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Recipient shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Note notwithstanding any notice to the contrary.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE BORROWER AND THE BANK HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS NOTE OR ANY MATTER ARISING HEREUNDER. EACH OF THE BORROWER AND BANK SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK TO RESOLVE ANY CLAIM OR DISPUTE ARISING HEREUNDER. THE BORROWER HEREBY EXPRESSLY WAIVES PRESENTMENT, PROTEST, NOTICE OF PROTEST AND/OR OF DEFAULT, NOTICE OF DISHONOR AND ALL OTHER NOTICES OR DEMANDS RELATING TO THIS NOTE.

This Note may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Note by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a

EX 10.36
manually executed counterpart of this Note. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Note and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by an authorized officer as of the day and year first above written.

Xylem Inc. as the Borrower

By: /s/ E. Mark Rajkowski
Name: E. Mark Rajkowski
Title: Senior Vice President and Chief Financial Officer

ACCEPTED AND AGREED:

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED,as the Bank

By: /s/ Robert Grillo
Name: Robert Grillo
Title: Director

Signature Page – Term Loan Note